EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered effective April 1, 2014, (the “Effective Date”) by and between Pharmagen, Inc., a Nevada corporation (the “Company”), and Boyd P. Relac, an individual (the “Executive”).

Now therefore, in consideration of the mutual covenants set forth below, the parties agree as follows:

ARTICLE 1. DUTIES AND SCOPE OF EMPLOYMENT

Section 1.1. Employment. Executive shall be employed by the Company on an “at-will” basis subject to the terms of this Agreement, beginning on the Effective Date and ending as provided in Article 3 (the “Employment Term”). The date on which Executive’s employment under this Agreement terminates is referred to herein as the “Termination Date.”

Section 1.2 Duties and Services. During the Employment Term, Executive shall serve as the Chief Operating Officer of the Company, reporting to the Chief Executive Officer, the Company’s Board of Directors (the “Board”), or a committee thereof. Executive’s duties and services will be consistent with Executive’s title, position and stature with the Company, subject to the direction of the Board. Executive will devote his reasonable best efforts and substantially all of his business time and attention (except for vacation periods and reasonable periods of illness or other incapacity) to the provision of duties and services under this Agreement and shall perform such duties and services to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner. Executive agrees, during the Employment Term, not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without prior approval of the Board; provided, however, that Executive shall be permitted to continue to serve as an advisor and provide services to CIP3 as described in Section 4.4 below, and may serve in any capacity with any civic, educational or charitable organization.

ARTICLE 2. SALARY AND BENEFITS

Section 2.1 Base Salary. During the Employment Term, the Company will pay Executive as compensation for his services a base salary at the rate of $175,000 per annum, payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes (the “Base Salary”), subject to increase or decrease in the sole discretion of the Board in connection with each annual performance review cycle. Notwithstanding the foregoing, Executive’s Base Salary shall be increased to the rate of $245,000 per annum commencing January 1, 2015.

Section 2.2 Bonus. The Company will pay Executive, in addition to the salary for services described in Section 2.1 above, a bonus (the “Bonus”) in an annual amount up to 100% of Base Salary based on the achievement of management by objectives as determined from time to time in writing by the Company’s Board or Compensation Committee thereof. For 2014, the performance year will be pro-rated based on Executive’s term of service The Bonus, if any, will be paid in cash or stock options at the Executive’s election, unless, in the Company’s discretion, there is not enough cash available.

Section 2.3 Stock Options. The Company shall grant to Executive a stock option (the “Option”) under the Company’s equity incentive plan to purchase an aggregate of 550,000 shares (after giving effect to a pending 1-for-30 reverse stock split, referred to as “post-split” shares) of the Company’s common stock, in two separate grants of 250,000 and 300,000, respectively. Such Option shall be granted as soon as reasonably practicable after the date of this Agreement. The term of such option shall be ten (10) years, subject to earlier expiration in the event of the termination of the Executive’s employment for any reason. Such option shall be immediately exercisable, but the purchase shares shall be subject to repurchase by the Company at the exercise price in the event that the Executive’s employment terminates before he vests in the option shares. The Executive shall vest (i) 300,000 shares on the earlier to occur of December 31, 2014 or a Change of Control, and (ii) 250,000 shares on the earlier to occur of two years of service or a Change in Control. The exercise price on the Option will be $0.30 per share. The vesting may accelerate upon certain events as described in Section 3.1.5.

Section 2.4 Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other executives of the Company. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

Section 2.5 Paid Time Off. Executive will be entitled to paid time off of twenty (20) days per calendar year to be taken in such amounts and at such times as approved in advance by the CEO.

Section 2.6 Expenses. The Company will reimburse Executive for reasonable travel, lodging, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

ARTICLE 3. TERM; TERMINATION

Section 3.1 Definitions

3.1.1. Cause. For purposes of this Agreement, “Cause” shall mean (i) an act of dishonesty by Executive in connection with Executive’s responsibilities as an employee; (ii) Executive’s conviction of, or plea of nolo contendere to, a felony; (iii) Executive’s gross misconduct or gross negligence related to the Company; or (iv) Executive’s substantial violation of his employment duties after Executive has received a written demand for performance from the Company that specifically sets forth the factual basis for the Company’s belief that Executive has not substantially performed his duties and Executive’s failure to reasonably cure within twenty (20) days after receiving such demand.

3.1.2 Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of one or more of the following events arising without the express written consent of Executive, but only if Executive notifies the Company in writing of the event within sixty (60) days following the occurrence of the event, the event remains uncured after the expiration of twenty (20) days from receipt of such notice, and Executive voluntarily resigns effective no later than thirty (30) days following the Company’s failure to cure the event: (i) a material reduction in the duties, authority, or responsibilities of Executive, relative to the duties, authority, or responsibilities of Executive as in effect immediately prior to such reduction; provided, however, that a reduction in duties, authority or responsibilities of Executive solely by virtue of the Company being acquired and made part of a larger entity or Executive being replaced as the Company’s Chief Operating Officer shall not by itself constitute grounds for a voluntary termination for Good Reason; (ii) a material reduction in Executive’s annualized Base Salary other than a reduction which is part of, and generally consistent with, a general reduction of executive salaries, provided such reduction is not in excess of twenty-five percent (25%) of Executive’s Base Salary; (iii) requirement that Executive relocate more than one hundred (100) miles from the city in which Executive’s primary office is located as of the Effective Date; or (iv) the failure of the Company to obtain the assumption of this Agreement by any successors.

3.1.3 Voluntary Termination. A “Voluntary Termination” shall mean the voluntary resignation by the Executive without Good Reason. Executive agrees to provide the Company with at least thirty (30) days’ prior written notice of Voluntary Termination.

3.1.4 Disability. A “Disability” shall mean the Executive’s incapacity due to physical or mental illness as determined by a qualified physician or incapacity for a period of 180 days, consecutive or otherwise, in any 360-day period.

3.1.5 Change of Control. A “Change of Control” shall mean (i) the acquisition of the Company by another entity by means of any transaction or series of transactions (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction retain, immediately after such transaction or series of transactions, as a result of shares in the Company held by such holders prior to such transaction, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity (or if the Company or such other surviving or resulting entity is a wholly owned subsidiary immediately following such acquisition, its parent); or (ii) a sale, exclusive license or other disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole (including, without limitation, the sale, exclusive license or transfer of all or substantially all of the core technology of the Company) by means of any transaction or series of related transactions, except where such sale, exclusive license or other disposition is to a wholly owned subsidiary of the Company.

Section 3.2 Termination Without Cause; Termination for Good Reason. During the Employment Term, in the event that either (i) Executive terminates his employment with the Company for Good Reason; or (ii) Executive is terminated by the Company without Cause, and Executive signs and does not revoke a release of claims in the reasonable form provided to Executive by the Company, then, subject to Executive’s compliance with Section 4 below, Executive shall be entitled to receive the following severance benefits:

3.2.1. Base Salary. Executive shall receive a severance payment in an amount equal to three (3) months of the Base Salary (at the then current level) paid in accordance with the Company’s customary payroll practice as if Executive were then an employee of the Company.

3.2.2. Earned But Unpaid Bonuses. The Company shall pay to Executive any earned but unpaid bonuses from the previous year, in accordance with the Company’s normal payroll practices.

3.2.3. Company Benefits. Executive shall receive employee benefits coverage on a level commensurate to that accorded Executive immediately prior to the Termination Date (the “Company-Paid Coverage”). If such coverage included Executive’s dependents immediately prior to the Termination Date, such dependents shall also be covered to the extent covered prior to the Termination Date. Company-Paid Coverage shall continue until the earlier of (i) three (3) months following the Termination Date; or (ii) the date Executive becomes covered under another employer’s benefits plan(s). To the extent permissible under the Company’s insurance policies, Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (the “COBRA Period”) shall begin at the end of such three (3) month period; otherwise, the COBRA Period shall begin on the Termination Date.

3.2.4. Company Benefits. Executive shall receive employee benefits coverage on a level commensurate to that accorded Executive immediately prior to the Termination Date (the “Company-Paid Coverage”). If such coverage included Executive’s dependents immediately prior to the Termination Date, such dependents shall also be covered to the extent covered prior to the Termination Date. Company-Paid Coverage shall continue until the earlier of (i) three (3) months following the Termination Date, or (ii) the date Executive becomes covered under another employer’s benefits plan(s). To the extent permissible under the Company’s insurance policies, Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (the “COBRA Period”) shall begin at the end of such three (3) month period; otherwise, the COBRA Period shall begin on the Termination Date.

Section 3.3 Termination for Cause; Voluntary Termination; Death; Disability. If Executive’s employment with the Company is terminated for Cause by the Company, by Voluntary Termination, or due to Executive’s death or Disability, then the Company shall only be obligated to pay to the Executive, on or within a reasonable time after the effective date of such termination, the Executive’s earned portion of the Base Salary (at the then current level on the date of termination) through the effective date of such termination.

Section 3.4 Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Employee’s benefits under this Agreement shall be either (A) delivered in full, or (B) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Employee on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code; provided that, in connection with the reduction of payments that would otherwise constitute parachute payments, Executive may choose the amounts, types and priority of such reductions (e.g., whether cash, stock or otherwise) in Executive’s sole discretion. Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

ARTICLE 4. COVENANTS

Section 4.1 Nondisclosure. During the Employment Term and following the Termination Date, Executive (i) will hold all Confidential Information (defined hereafter) in trust and in strict confidence; (ii) will not disclose, and will use commercially reasonable efforts to protect, the Confidential Information; (iii) will not, directly or indirectly, use or assist others to use Confidential Information; and (iv) will not, directly or indirectly, use, disseminate or otherwise disclose any Confidential Information to any third party, except in the case of each of (i) through (iv) above, as required by Executive’s duties in the course of his employment by the Company or as required by applicable law. “Confidential Information” shall mean proprietary data or confidential information of the company that is or has been disclosed to Executive or of which Executive became aware as a consequence of or through his employment with the Company. Notwithstanding the foregoing, the term “Confidential Information” shall not include information that (x) is or becomes available to the public, other than because of disclosure by Executive in breach of this Agreement; (y) was or becomes available to Executive from a source other than the Company, but only if such source is not known to Executive to be bound by an obligation of secrecy to the Company with respect to the information disclosed; or (z) has been independently developed by Executive without breaching an of his obligations under this Agreement.

Section 4.2 Books and Records. All books, records, reports, writings, notes, notebooks, computer programs, sketches, drawings, blueprints, prototypes, formulas, photographs, negatives, models, equipment, chemicals, reproductions, proposals, flow sheets, supply contracts, customer lists and other documents and/or things relating to the business of the Company, whether prepared by Executive or otherwise coming into Executive’s possession in the course of Executive’s performance of his duties, shall be the exclusive property of the Company, as the case may be, and shall not be copied, duplicated, replicated, transformed, modified or removed from the premises of the Company except pursuant to and in furtherance of the business of the Company and shall be returned immediately to the Company on the Termination Date or on the Company’s request at any time.

Section 4.3 Inventions and Patents. All inventions, innovations or improvements related to the Company’s methods of conducting its business (including new contributions, improvements, ideas and discoveries, whether patentable or not), conceived or made by Executive during his employment with the Company belong to the Company, and Executive hereby will assign and assigns all of such inventions, innovations and improvements, contributions, ideas and discoveries to the Company. Executive will cooperate and perform all actions reasonably requested to establish and confirm such ownership in the Company. To the extent Executive’s assistance is so requested following the end of the Employment Term, Executive will be compensated at the rate of $100.00 per hour for his services, and Executive shall be entitled to reimbursement of all reasonable and documented out-of-pocket expenses incurred by Executive in the course of providing such services.

Section 4.4 Noncompetition. During the Employment Term and for a period of six (6) months from and after the end of the Employment Term, Executive will not, directly or indirectly, engage in, or have any interest in any other, Person (defined hereafter), whether as a debt or equity holder, employee, officer, director, member, manager, partner, agent, security holder, consultant or otherwise, that, directly or indirectly is engaged in (i) providing hard-to-find and specialty drugs to the healthcare provider market; (ii) providing compounded pharmaceutical products; and/or (iii) manufacturing and distributing over-the-counter branded health supplements (collectively the “Restricted Business”) in the United States and its territories, and any other geographic area in which the Company, directly or indirectly, is engaged in (the “Restricted Area”); provided, however, that Executive shall be permitted to continue to serve as an advisor and provide services to CIP3 as currently conducted, for so long as such business does not primarily engage in the Restricted Business. Nothing in this Section 4.4 shall be deemed to prevent Executive from acquiring and owning, solely as a passive investment, equity securities (including options to purchase equity securities) that aggregate to less than two percent (2%) in the aggregate of the equity securities of any class of any issuer that are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (or successor provisions). “Person” shall mean an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture, other entity, or a governmental body.

Section 4.5 Non-Solicitation of Employees. During the Employment Term and for a period of twelve (12) months from and after the Termination Date, Executive will not, directly or indirectly, (i) solicit for employment or employ (or attempt to solicit for employment or employ), for Executive or on behalf of any other Person (other than the Company) (provided that nothing herein shall prevent Executive from making a general solicitation not targeted at the Company’s employees), any employee of the Company or any Person who was such an employee during the Employment Period; or (ii) otherwise encourage any such employee to leave his or her employment with the Company.

Section 4.6 Non-Solicitation of Others. During the Employment Term and for a period of twelve (12) months from and after the Termination Date, Executive will not, directly or indirectly, (i) solicit, call on or transact or engage in the Restricted Business with (or attempt to do any of the foregoing with respect to) any customer, distributor, vendor, supplier or agent with whom the Company shall have dealt, or that the shall have actively sought to deal, at any time during the Employment Term for or on behalf of Executive or any other Person (other than the Company) in connection with a Restricted Business; or (ii) encourage any such customer, distributor, vendor, supplier or agent to cease, in whole or in part, its business relationship with the Company.

Section 4.7 Mutual Non-Disparagement of the Company. Executive will not make any negative statement regarding: (i) the Company or its respective members, officers, directors, managers and employees; (ii) the management and/or operation of the Company; or (iii) any business line, product, service or technology used or held for use by the Company. The Company and its respective members, officers, directors, managers and employees will not make any negative statement regarding Executive or any business line, product, service or technology developed by Executive.

Section 4.8 Covenants Reasonable; Court Modification. Executive acknowledges and agrees that the covenants provided for in this Agreement are reasonable and necessary in terms of scope, duration, area, line of business and all other matters to protect the Company’s legitimate business interests. To the extent that any of the provisions contained in this Agreement may later be adjudicated by a court of competent jurisdiction to be too broad to be enforced with respect to such provision’s scope, duration, area, line of business or any other matter, such provision shall be deemed amended by limiting and reducing such provision, scope, duration, area, line of business or other matter, as the case may be, so as to be valid and enforceable to the maximum extent compatible with the applicable laws of such jurisdiction and this Agreement as drafted. Any such deemed amendment shall only apply with respect to the operation of such provision in the applicable jurisdiction in which such adjudication is made.

Section 4.9 Uniqueness of Executive’s Services; Specific Performance. Executive hereby represents and agrees that the services to be performed by Executive under this agreement are of a special, unique, unusual, extraordinary and intellectual character that gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Executive acknowledges that any breach by him of the provisions of this Article 4 shall cause irreparable harm to the Company and that a remedy at law for any breach or attempted breach of Article 4 of this Agreement will be inadequate. Executive agrees that, notwithstanding any other provision contained in this Agreement, the Company shall be entitled to exercise all remedies available to it, including specific performance and injunctive and other equitable relief, in the case of any such breach or attempted breach.

Section 4.10 Trade Secrets

4.10.1 Definition. The parties acknowledge and agree that during Executive’s employment and in the course of the discharge of his duties hereunder, Executive shall have access to and become acquainted with information concerning the operation and processes of the Company, including without limitation, financial, personnel, sales, intellectual property, and other information that is owned by the Company’s business, and that such information constitutes the Company’s trade secrets (“Trade Secrets”). Notwithstanding the foregoing, Trade Secrets do not include: (i) information that is or becomes available to the public, other than because of disclosure by Executive in breach of this Agreement; or (ii) information that subsequently becomes part of public knowledge or literature through a deliberate act of the Company as of the date of its becoming public.

4.10.2 Covenant. Executive specifically agrees that he shall not misuse, misappropriate, or disclose any such Trade Secrets, directly or indirectly to any other Person or use them in any way, either during the term of this Agreement or at any other time thereafter, except as is required in the course of his employment hereunder.

4.10.3 Trade Secret Misappropriation. Executive acknowledges and agrees that the sale or unauthorized use or disclosure of any Company’s Trade Secrets obtained by Executive during the course of his employment with the Company, including information concerning the Company’s current or any future and proposed work, services, or products, the facts that any such work production, as well as any descriptions thereof, would constitute unfair trade practices and unauthorized use of the Company’s Trade Secrets, whether such information is used during the Employment Term or at any other time thereafter.

4.10.4 Company Property. Executive further agrees that all files, records, documents, drawings, specifications, equipment, and similar items relating to the Company’s business, whether prepared by Executive or others, are also considered Trade Secrets and that they are and shall remain exclusively the property of the Company and that they shall not be copied, duplicated, replicated, transformed, modified or removed from the premises of the Company except pursuant to and in furtherance of the business of the Company and shall be returned immediately to the Company on the Termination Date or on the Company’s request at any time.

ARTICLE 5. GENERAL PROVISIONS.

Section 5.1 Executive’s Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound; (ii) Executive is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity; and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has had the opportunity to seek independent legal counsel regarding his rights and obligations under this Agreement, and has done so or decided not to do so, at Executive’s choosing, and that he fully understands the terms and conditions contained herein.

Section 5.2 Notices. All notices and other communications under this Agreement shall be in writing and delivered personally, sent by reputable, overnight courier service (charges paid by sender), or by facsimile, at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision). Such notices and other communications shall be deemed given: at the time delivered by hand, if personally delivered; one business day after being sent, if sent by reputable, over-night courier service; and at the time when confirmation of successful transmission is received by the sending facsimile machine, if sent by facsimile.

If to Company:

Pharmagen, Inc.
9337 Fraser Avenue
Silver Springs, MD 20910
Facsimile: (      ) _______________
Attn: Chief Executive Officer

If to Executive:

Boyd P. Relac
29 Thorp Drive
Weston, CT 06883
(or current address in Company’s file)

Section 5.3 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any, jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or such application in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein; provided, that if any of the provisions of this Agreement are held to be invalid, illegal or unenforceable, then such provisions shall be deemed amended in the manner and to the extent provided for in Section 4.8 above.

Section 5.4 Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties relating to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

Section 5.5 Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Any signature delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall be deemed a manually executed and delivered original.

Section 5.6 Successors and Assigns. Executive may not delegate any of his obligations hereunder. Further, this Agreement may not be assigned by either the Company or Executive, except that the Company may assign this Agreement to a Person who purchases or succeeds to all or substantially all of the assets of the Company, by operation of law, asset purchase or otherwise. Subject to the two immediately preceding sentences, this Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company and their respective successors and assigns (and, in the case of Executive, heirs and personal representatives).

Section 5.7 Attorney’s Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled. This provision shall be construed as applicable to the entire Agreement.

Section 5.8 Choice of Law; Jurisdiction and Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland without regard to conflicts of laws principles thereof and all questions concerning the validity and construction hereof shall he determined in accordance with the laws of said State. Each party irrevocably submits to the personal and exclusive jurisdiction of any federal or state court of competent jurisdiction located in Montgomery County, State of Maryland, in any action or proceeding arising out of or relating to this Agreement and hereby irrevocably agrees on behalf of himself, herself or itself and on behalf of such party’s heirs, personal representatives, successors and assigns that all claims in respect of such action or proceeding may be heard and determined in any such court.

Section 5.9 Waiver of Jury Trial. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER.

Section 5.10 Amendments and Waivers. No provision of this Agreement may be amended or waived without the prior written consent of the parties hereto. The waiver by either party to this Agreement of a breach of any provision of this Agreement shall not be construed or operate as a waiver of any preceding or succeeding breach of the same, or any other term or provision, or as a waiver of any contemporaneous breach of any other term, or provision or as a continuing waiver of the same or any other term or provision.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

“Company”	“Executive”

Pharmagen, Inc.	Boyd P. Relac

/s/ Mackie Barch	/s/ Boyd P. Relac
By: Mackie Barch	By: Boyd P. Relac
Its: Chief Executive Officer